Exhibit 99.1

Press Release
February 7, 2006	6714 Pointe Inverness Way, Suite 200
Fort Wayne, IN 46804-7932
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Plans to Expand Flat-Rolled Steel Coating Capabilities

FORT WAYNE, INDIANA, February 7, 2006 – Steel Dynamics, Inc.  (NASDAQ:STLD) today announced plans to expand its offering of value-added flat-rolled steel products through the addition of three strategic capabilities at its Jeffersonville, Indiana facility.  The company plans to invest approximately $40 million in plant and equipment in order to produce pre-painted steel, acrylic-coated steel, and 55% aluminum-zinc alloy coated steel.  Steel Dynamics expects to add approximately 30 people to its local workforce at the Jeffersonville facility to support these investments.

“This expansion will allow us to meet a greater volume of our customers’ requirements for coated steel,” said Mark Millett, Vice President and General Manager of the Flat Rolled Division.  “Each of these products provides opportunities for margin enhancement, as well as product diversification.  Although this project will have no impact on our total steel-making capacity, it will allow us to increase the percentage of our hot band production that is converted into value-added products.”

Central to the expansion is the addition of a state-of-the-art continuous coil coating paint line.  Construction is expected to begin in April 2006, with operations commencing in the second quarter of 2007.  The paint line will have an expected annual capacity of 190,000 tons.  The Jeffersonville paint line will utilize a design similar to the company’s existing line at its Butler, Indiana cold mill complex which has been operating at capacity for two years.

“We are very pleased with the success of our pre-painted steel business,” Millett said.  “Customers continue to reward us with recurring business as a result of the quality of our products and the shorter order cycle time relative to competitor supply chains.  Our pre-painted customers also benefit from reduced logistical, administrative, and inventory carrying costs as a result of our simplification of a generally fragmented supply chain.  We are the only steel mill in North America to directly offer painted steels.”

The project will include the addition of a second zinc pot to the existing light gauge galvanizing line to enable the company to produce steel coated with an aluminum-zinc alloy. The line has the ability to coat flat-rolled steel in widths up to 60 inches, creating a unique product niche in North America for aluminum-zinc coated products above 52 inches wide. The combination of aluminum and zinc greatly enhances corrosion performance and solar reflectivity, making it the material of choice for premium metal roofing.

The existing galvanizing line will also be modified to allow for in-line application of acrylic coatings.  Acrylic coatings provide a number of value-added benefits, including outstanding corrosion protection, fingerprint resistance, and enhanced lubricity for rollforming and stamping.  This same capability was recently installed on the company’s hot-rolled galvanizing line in Butler, Indiana.

In March 2003, Steel Dynamics purchased the Jeffersonville galvanizing plant for approximately $19 million.  The facility specializes in galvanizing light-gauge steel and currently has an annual estimated coating capacity of 240,000 tons.  The facility offers excellent access to truck, rail, and barge transportation networks.

Additional Information

In connection with the recently announced merger of Steel Dynamics, Inc. (“SDI”) and Roanoke Electric Steel Corporation (“Roanoke”), SDI filed a registration statement on Form S-4 on January 18, 2006, including a related Roanoke/SDI proxy statement/prospectus, in connection with the merger transaction involving SDI and Roanoke. Investors and security holders are urged to read the registration statement on Form S-4 and the related proxy statement/prospectus because they contain important information about the merger transaction. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by SDI by contacting SDI Investor Relations at (260) 459-3553. Investors and security holders may obtain free copies of the documents filed with the SEC by Roanoke by contacting Roanoke Investor Relations at (540) 342-1831.

Roanoke, SDI and their directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Roanoke in connection with the merger transaction. Information regarding the special interests of these directors and executive officers in the merger transaction is included in the registration statement of SDI and proxy statement/prospectus of SDI and Roanoke described above. Additional information regarding the directors and executive officers of SDI is also included in the SDI proxy statement for its 2005 Annual Meeting of Stockholders, which was filed with the SEC on April 4, 2005. Additional information regarding the directors and executive officers of Roanoke is also included in Roanoke’s proxy statement for its 2005 Annual Meeting of Stockholders, which was filed with the SEC on December 21, 2004.  These documents are available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at SDI and Roanoke as described above.

Forward Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel marketplace, Steel Dynamics’ revenue growth, costs of raw materials, future profitability, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

We refer you to SDI’s detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com

Contact:	Mark Millett, Vice President & General Manager Flat Roll Division
(260) 868.8108
Mark.Millett@steeldynamics.com